Exhibit 99.1

Envigado, November 3, 2023

NOTICE OF TENDER OFFER FOR COMMON SHARES OF

ALMACENES ÉXITO S.A.

(“OTHER EVENTS”)

The Colombian Financial Superintendency has disclosed the following:

Unofficial translation

Republic of Colombia

FINANCIAL SUPERINTENDENCE OF COLOMBIA

INITIAL PUBLIC OFFERING

URGENT

DATE: NOVEMBER 3, 2023

Doctor

ANDRÉS RESTREPO MONTOYA

CEO

COLOMBIAN STOCK EXCHANGE (BOLSA DE VALORES DE COLOMBIA S.A.)

Carrera 7 No. 71 – 21, Office 1201, Tower B, Building Av. Chile FAX 3139766 - 6068949

Bogotá D.C

ISSUER:	ALMACENES ÉXITO S.A

ABSTRACT: We inform that on this date, this Superintendency has received an authorization request for a tender offer for the common shares from the issuer of the reference. The purchase price for each share of the issuer is zero point nine zero five three dollars of the United States of America (US$0.9053).

The tender offer is formulated to acquire a minimum amount of shares equivalent to 51.00% and a maximum amount equivalent to 100%.

This information is sent in order to suspend the stock exchange of the securities subject to the offer notice, until the next day following the publication of the offer notice, in accordance with the provisions of paragraph 2 of article 6.15.2.1.6 of Decree 2555 of 2010.

PLEASE RELEASE IN THE DAILY GAZETTE

AND INCLUDE IN THE ELECTRONIC SYSTEMS FOR SCREEN DISPLAY

SIGNED BY:

LEYLA THIAB HAMDAN

Director of the Stock Exchange Access

Please note that trading of American Depositary Receipts (ADRs) of Éxito, each representing eight Éxito common shares, and Brazilian Depositary Receipts (BDRs) of Éxito, each representing four Éxito common shares, has not been suspended. Éxito ADRs currently trade on the New York Stock Exchange under ticker symbol “EXTO”, and Éxito BDRs currently trade on the São Paulo Stock Exchange (B3 S.A. – Brasil, Bolsa, Balcão) under ticker symbol “EXCO”.

Forward-Looking Statements.

This communication contains forward-looking statements related to a proposed tender offer for shares of Éxito. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “should,” “would” and “will” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements are based on Éxito’s expectations as of the date they were first made and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in our forward-looking statements. Such risks and uncertainties include, among others, the outcome and timing of regulatory reviews and the timing of the launch and completion of the tender offer. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. Unless as otherwise stated or required by applicable law, Éxito undertakes no obligation and does not intend to update these forward-looking statements, whether as a result of new information, future events or otherwise.

Important Information for U.S. Investors

The tender offer described in this communication has not yet commenced. This communication is provided for informational purposes only and does not constitute an offer to purchase or the solicitation of an offer to sell any shares or other securities. If and at the time a tender offer is commenced, Cama Commercial Group, Corp. (the “Buyer”), has advised us that it intends to file with the U.S. Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO containing an offer to purchase, a form of letter of transmittal and other documents relating to the tender offer, and Éxito will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer.

U.S. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT, OFFER TO PURCHASE, SOLICITATION/RECOMMENDATION STATEMENT AND ALL OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC REGARDING THE PROPOSED TRANSACTION CAREFULLY BEFORE MAKING A DECISION CONCERNING THE TENDER OFFER AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER.

Such documents, and other documents filed with the SEC by the Buyer and Éxito, may be obtained by U.S. shareholders without charge after they have been filed at the SEC’s website at www.sec.gov. The offer to purchase and related materials may also be obtained (when available) for free by U.S. shareholders by contacting the information agent for the tender offer that will be named in the Tender Offer Statement on Schedule TO.

This communication shall not constitute a tender offer in any country or jurisdiction in which such offer would be considered unlawful or otherwise violate any applicable laws or regulations.

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